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                                                                     EXHIBIT 2.2


                     CERTIFICATE OF AMENDMENT OF CERTIFICATE
                                OF INCORPORATION
                                       OF
                              WESTERGAARD.COM, INC.

      It is hereby certified that:

      1. The name of the corporation (hereinafter called the "corporation") is Westergaard.com, Inc.

      2. The certificate of incorporation of the corporation is hereby amended by striking out Article Four thereof and by substituting in lieu of said Article Four the following new Article Four:

   "The total number of shares of all classes of stock that the Corporation shall have authority to issue is 110,000,000 of which 10,000,000 shares will be Preferred Stock, par value $0.001 per share, and 100,000,000 shares will be Common Stock, par value $0.001 per share."

     3. The amendment of the certificate of incorporation of the corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     4. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Signed on March 2, 2000

                                       /s/ JOHN WESTERGAARD
                                       ------------------------
                                          John Westergaard



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